Exhibit A

CATALYST FUNDS

CLASS C MASTER DISTRIBUTION PLAN

AMENDMENT 8

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

Catalyst Value Fund

Catalyst High Income Fund

Catalyst Total Return Income Fund

Catalyst Rising Dividend Income Fund

Catalyst/Groesbeck Growth of Income Fund

Listed Private Equity Plus Fund

America First Quantitative Strategies Fund

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Catalyst Funds

Dated as of December 30, 2009

By: ___/s/ Jerry Szilagyi________________

      Jerry Szilagyi, Trustee